Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-41863, 333-72841, 333-76817) and Form S-3 (Nos. 333-112464), and Form S-1 (No. 333-121868) of Mechanical Technology Incorporated of our report dated February 7, 2003, except as to Note 15, which is as of March 25, 2003, with respect to the consolidated balance sheet of Plug Power Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in Form 10-K/A (Amendment No. 1 to the annual report on Form 10-K) of Mechanical Technology Incorporated for the year ended December 31, 2002.

Our report refers to cumulative consolidated statements of operations, stockholders' equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2002 which include amounts for the period from June 27, 1997 (inception) to December 31, 1997 and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000 is based solely on the report of other auditors.

/s/ KPMG LLP

Albany, New York

March 21, 2005